Exhibit 99.1

LRAD® Corporation Reports Record

Fiscal First Quarter Revenues

o	Revenues Increased 33% to $10.2 million
o	Earnings Per Share of $0.03
o	Repurchased 588,425 Shares

SAN DIEGO, CA – February 12, 2019 - LRAD Corporation (NASDAQ: LRAD), a global leader in long range voice broadcast systems, advanced mass notification systems, and distributed recipient software solutions, today announced financial results for its fiscal first quarter ended December 31, 2018.

Fiscal First Quarter 2019 Financial Summary

●	Revenues: Fiscal first quarter 2019 revenues totaled $10.2 million, compared to $7.6 million in fiscal first quarter 2018.

o	A 45% increase in acoustic hailing device (“AHD”) shipments, primarily to the United States Army (“Army”), drove the 33% increase in revenues.
o	Genasys contributed $521,000 in revenue during the period.
o	Domestic revenues increased 44% to $8.7 million and international revenues decreased slightly due to a decline in shipments to the Asia Pacific region.

●

Net Income/(Loss): The Company reported net income of $1.0 million, or $0.03 per basic and diluted share, in fiscal first quarter 2019, compared to a net loss of $1.7 million, or ($0.05) per basic and diluted share, in fiscal first quarter 2018.

o	Gross profit margin was 50.0%, compared to 51.9% in the prior fiscal first quarter, largely due to increased materials and manufacturing overhead expenses to support increased sales.
o	Operating expenses increased $833,000, or 28%, from fiscal first quarter 2018, primarily due to the inclusion of Genasys’ operations and increased investment in product development and testing.
o

Net income of $1.0 million was an improvement of $2.7 million from the fiscal first quarter 2018 loss. The improved results were due to higher quarterly sales and gross profit and the impact to 2018 tax expense from the remeasurement of deferred tax assets as a result of tax reform.

●	Balance Sheet: Cash and cash equivalents totaled $4.4 million at December 31, 2018, down from $11.1 million at September 30, 2018.

o

Lower cash and cash equivalents were due to working capital requirements to support increased sales in the fiscal first quarter and anticipated sales in fiscal year 2019. The Company also used $1.6 million for stock repurchases.

o

At December 31, 2018, working capital totaled $21.6 million, compared to $21.1 million at September 30, 2018. The increase in working capital was primarily due to the net income from operations in fiscal first quarter 2019.

“Army deliveries propelled our record fiscal first quarter revenues and strong start to fiscal year 2019,” commented Richard S. Danforth, Chief Executive Officer of LRAD Corporation. “Cash used in the quarter to support record revenues has been replenished with $7.4 million in accounts receivable collected as of January 31, 2019. Bookings for the quarter were $6.9 million and backlog remained strong at $20.0 million.”

Select Fiscal First Quarter 2019 Operating and Business Highlights

●	Announced more than $1.1 million in international mass notification orders for the Army and one of Eurasia’s largest oil and gas companies.
●	Received a $1.1 million follow-on order from the U.S. Air Force.
●	Announced the largest National Guard order to date, $3.2 million for LRAD 100X MAG-HS Kits, the newest addition to the LRAD product line.
●	Repurchased 588,425 shares of common stock.
●	Board of Directors authorized a new $5.0 million share buyback program effective January 1, 2019.

“During the first fiscal quarter, U.S. Customs and Border Patrol special response teams deployed LRAD AHDs at a port of entry and we conducted several emergency mass notification demonstrations at the request of fire officials in California,” added Danforth. “As a result, we are working multiple border and public safety business opportunities in the state.”

Danforth concluded, “Extensive pipeline growth in both our AHD and Genasys mass notification business segments, strong bookings, and a robust backlog have the Company on track for fiscal year profitability and record revenues.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal first quarter 2019 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.390.3967, or international at 862.298.0702. A webcast will also be available at the following link:

https://www.webcaster4.com/Webcast/Page/1375/29205.

A replay of the call will be available approximately four hours after the call concludes and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lrad.com.

About LRAD Corporation

The Company's proprietary Long Range Acoustic Devices® and advanced Genasys™ mass notification systems and mobile alert solutions are designed to enable users to safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives.

LRAD systems are in service in 72 countries around the world in diverse applications including mass notification, defense, law enforcement, public safety, homeland and border security, critical infrastructure protection, fire rescue, incident management, maritime and port security, and wildlife control and preservation. For more information, please visit LRAD.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2018. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lrad.com

LRAD Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(000's omitted)

	December 31,
	2018	September 30,
	(unaudited)	2018

ASSETS
Current assets:
Cash and cash equivalents	$4,416	$11,063
Short-term marketable securities	3,784	3,592
Restricted cash	398	404
Accounts receivable, net	8,699	2,786
Inventories, net	8,708	6,734
Prepaid expenses and other	954	3,091
Total current assets	26,959	27,670
Long-term marketable securities	900	1,201
Long-term restricted cash	340	340
Deferred tax assets, net	5,674	5,957
Property and equipment, net	2,363	2,449
Goodwill	2,412	2,446
Intangible assets, net	1,460	1,557
Prepaid expenses and other - noncurrent	241	241
Total assets	$40,349	$41,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,013	$3,083
Accrued liabilities	2,080	3,200
Notes payable, current portion	292	297
Total current liabilities	5,385	6,580

Notes payable, less current portion	52	53
Other liabilities, noncurrent	1,916	1,739
Total liabilities	7,353	8,372

Total stockholders' equity	32,996	33,489
Total liabilities and stockholders' equity	$40,349	$41,861

LRAD Corporation and Subsidiary
Consolidated Statements of Operation
(000's omitted except share and per share amounts)
(Unaudited)

	Three months ended
	December 31,
	2018	2017

Revenues	$10,177	$7,628
Cost of revenues	5,088	3,671
Gross profit	5,089	3,957

Operating expenses:
Selling, general and administrative	2,751	2,188
Research and development	1,048	778
Total operating expenses	3,799	2,966

Income from operations	1,290	991
Other income	39	35
Income before income taxes	1,329	1,026
Income tax expense	283	2,709
Net Income (loss)	$1,046	$(1,683)

Net income (loss) per common share - basic and diluted	$0.03	$(0.05)
Weighted average common shares outstanding:
Basic	32,896,021	32,236,039
Diluted	33,570,866	32,236,039